Exhibit 10.1

Amendment No. 3 of the

Movano Inc. Amended and Restated

2019 Omnibus Incentive Plan

This Amendment No. 3 (“Amendment”), dated November 10, 2025, of the Amended and Restated 2019 Omnibus Incentive Plan (the “Existing Plan”; as amended by Amendment No. 1, dated April 15, 2022 and by Amendment No. 2, dated May 15, 2024, and as amended hereby, the “Plan”), of Movano Inc., a Delaware corporation (the “Company”), is made and adopted by the Company, subject to approval of the stockholders of the Company.

Statement of Purpose

The Existing Plan was adopted by the Company’s Board of Directors (the “Board”) on February 10, 2021, and approved by the stockholders of the Company on February 24, 2021. The Board amended the Existing Plan on April 15, 2022 and May 15, 2024, which amendments were approved by the stockholders of the Company on June 22, 2022 and July 9, 2024, respectively. The Board may amend the Existing Plan at any time, pursuant to and subject to Section 5.2 of the Existing Plan, contingent on approval by the stockholders of the Company, if stockholder approval is required by applicable securities exchange rules or applicable law. The Board has determined that it is advisable and in the best interest of the Company to amend the Existing Plan to increase the number of shares of the Company’s common stock, par value $0.0001 per share, authorized for issuance under the Existing Plan by 500,000 shares, and to make the other changes to the Existing Plan described in this Amendment.

NOW, THEREFORE, the Existing Plan is hereby amended as follows, subject to approval by the stockholders of the Company:

1.	Capitalized Terms. All capitalized terms used and not defined herein shall have the meanings given thereto in the Existing Plan.

2.	Amendment of Section 4.1 of Existing Plan. Section 4.1 of the Existing Plan is hereby deleted in its entirety and replaced with the following:

4.1. Authorized Number of Shares Subject to adjustment under Section 14, the total number of Shares authorized to be awarded under the Plan is 656,000. Shares issued under the Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.

3.	Amendment of Section 4.3.1 of Existing Plan. Section 4.3.1 of the Existing Plan is hereby deleted in its entirety and replaced with the following:

4.3.1. Incentive Stock Options Subject to adjustment under Section 14, 656,000 shares shall be available for issuance as Incentive Stock Options under the Plan.

4.	Reference to and Effect on the Plan. The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

6.	Effective Date. This Amendment shall be effective this 10th day of November 2025, subject to the approval of the stockholders of the Company.